Exhibit 99.2
SAGENT TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands except per share data)

	September 30, 2003	December 31, 2002

ASSETS
Current Assets
Cash and cash equivalents	$6,386	$9,711
Restricted cash	100	875
Accounts receivable, net of allowance for doubtful accounts of $1,131 in 2003 and $1,389 in 2002	5,305	6,957
Other current assets	857	2,202

Total current assets	12,648	19,745
Property and equipment, net	905	3,159
Goodwill	6,784	6,718
Notes receivable from officers	—	1,000
Other assets	136	638

Total assets	$20,473	$31,260

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$1,938	$2,811
Accrued liabilities	5,315	6,388
Deferred revenue	8,690	8,499
Current portion of capital lease obligation	58	1,380
Short-term debt	7,000	5,285

Total current liabilities	23,001	24,363
Other long-term liabilities	107	142

Total liabilities	23,108	24,505
Minority Interest	—	366
Stockholders’ Equity (Deficit)
Common stock, par value $.001 per share; Authorized: 70,000 shares at September 30, 2003 and December 31, 2002; Issued and outstanding: 47,110 shares at September 30, 2003 and 46,424 shares at December 31, 2002	47	46
Additional paid-in capital	135,346	135,778
Accumulated other comprehensive loss	(119	(46
Accumulated deficit	(137,909	(129,389

Total stockholders’ equity (deficit)	(2,635	6,389

Total liabilities and stockholders’ equity (deficit)	$20,473	$31,260

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SAGENT TECHNOLOGY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Revenue:
License	$4,104	$4,549	$11,984	$15,444
Service	3,573	4,265	10,692	13,894

Total revenue	7,677	8,814	22,676	29,338

Cost of revenue:
License	569	303	1,624	1,390
Service	1,189	1,734	4,071	6,076
Impairment of licensed technology	—	—	—	1,240

Total cost of revenue	1,758	2,037	5,695	8,706

Gross profit	5,919	6,777	16,981	20,632

Operating expenses:
Sales and marketing	3,392	5,834	11,330	19,966
Research and development	2,148	2,581	6,628	9,283
General and administrative	1,710	1,385	4,001	3,948
Stock-based compensation	—	—	—	298
Asset impairments	—	987	—	1,001
Restructuring costs (credit)	—	4,734	(5)	4,873

Total operating expenses	7,250	15,521	21,954	39,369

Loss from operations	(1,331)	(8,744)	(4,973)	(18,737)
Interest income (expense), net	(204)	(10)	(2,994)	17
Other income (expense), net	(208)	(251)	(140)	(243)

Net loss before income taxes	(1,743)	(9,005)	(8,107	(18,963)
Provision for income taxes	82	111	413	430

Net loss	$(1,825)	$(9,116)	$(8,520)	$(19,393)

Basic and diluted net loss per share	$(0.04)	$(0.20)	$(0.18)	$(0.42)

Shares used in computing basic and diluted net loss per share	47,110	46,303	46,742	46,234

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SAGENT TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Nine Months Ended September 30,

	2003	2002

Cash flows from operations:
Net loss	$(8,520)	$(19,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,999	2,370
Amortization of warrant cost	1,715	—
Accrued interest on short-term loan	143	—
Asset impairments	—	2,241
Restructuring costs	—	2,089
Net loss on disposal of property and equipment	200	85
Impairment of privately held investment	—	529
Gain from sale and collection of officer and shareholder notes	(612)	—
Stock-based compensation	—	298
Minority interest in earnings of subsidiary	(131)	(207)
Changes in operating assets and liabilities:
Accounts receivable	1,652	5,199
Other current assets	1,345	723
Other assets	629	93
Accounts payable	(873)	(618)
Accrued liabilities	(1,073)	(1,082)
Deferred revenue	191	(510)
Other long-term liabilities	(4)	(63)

Net cash used in operating activities	(3,339)	(8,246)

Cash flows from investing activities:
Purchase of property and equipment	(32)	(120)
Net proceeds from sale of property and equipment	97	—
Proceeds from the sale and collection of officer and shareholder notes	1,485	445
Purchase of minority interest	(300)	—

Net cash provided by investing activities	1,250	325

Cash flows from financing activities:
Payments of principal under capital lease obligations	(1,364)	(1,859)
Restricted cash	775	—
Proceeds from short-term debt	7,000	—
Payments of short-term debt	(7,143)	—
Repurchase of warrants	(500)	—
Proceeds from exercise of stock options and warrants	69	37

Net cash used in financing activities	(1,163)	(1,822)

Effect of exchange rate changes	(73)	(622)

Net decrease in cash and cash equivalents	(3,325)	(10,365)

Cash and cash equivalents, beginning of the period	9,711	15,552

Cash and cash equivalents, end of the period	$6,386	$5,187

Supplemental disclosure of cash flow information:
Cash payments for interest	$245	$173
Cash payments for taxes	$320	$449
Supplemental disclosure of non-cash investing and financing activity:
Equipment acquired under capital leases	$11	$92

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SAGENT TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except where noted)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles on a going concern basis which assumes the realization of assets and payments of liabilities in the ordinary course of business. The accompanying financial statements do not include adjustments to reflect the effects of the asset sale or subsequent dissolution and liquidation of the Company, except as disclosed.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. Certain prior period amounts have been reclassified to conform to the current period presentation. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the Company’s financial position at September 30, 2003 and December 31, 2002, and the operating results for the three and nine months ended September 30, 2003 and 2002 and cash flows for the nine months ended September 30, 2003 and 2002. These condensed consolidated financial statements and notes should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2002, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 2003. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

Sale of Assets—Plan of Liquidation

On April 15, 2003, we entered into an Asset Purchase Agreement with Group 1 Software, Inc. Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 would pay us up to $17 million, in exchange for substantially all of our assets, including all intellectual property, accounts receivable, cash on hand, certain contracts, property & equipment and other designated assets, and the assumption of specified liabilities; in addition Group 1 also acquired certain subsidiaries, namely Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK and Sagent Asia/Pacific Pte Ltd.  On October 1, 2003, the asset sale contemplated by the Asset Purchase Agreement was consummated. The Company received $13 million of the purchase price in the form of $5.6 million in cash and the assumption of $7.4 million in secured loans and accrued interest payable to Group 1 under the bridge loan.  See Notes 6 and 10 for details on Bridge loan and the closing of the asset sale. At closing, Group 1 retained $4.0 million of the purchase price to secure our indemnification obligations under the Asset Purchase Agreement.  The final consideration is subject to adjustment based upon the finalization of Sagent’s balance sheet as of the closing date.  Under the terms of the Asset Purchase Agreement, Sagent retained approximate $1.5 million in cash, certain other assets and liabilities for outstanding litigation and approximately $1.2 million of accrued compensation payable to key officers.

Most employees of the Company resigned and accepted employment with Group 1.

We have agreed to indemnify Group 1 for a period of 120 days from the closing date; we will then file a certificate of dissolution with the Delaware Secretary of State to dissolve Sagent as a legal entity, complete the liquidation of our remaining assets, make provisions to satisfy our remaining obligations, and make distributions to our stockholders with the remaining available funds, if any.  We expect to complete the liquidation and make an initial distribution prior to the end of the first quarter of calendar 2004.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Sagent Technology, Inc., and its wholly owned subsidiaries, Qualitative Marketing Software, Inc. (QMS), Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Benelux, Sagent Technology Japan KK, Sagent Asia/Pacific Pte Ltd., Sagent Australia Pty Ltd, Sagent de Brazil and Sagent de Mexico. All significant intercompany accounts and transactions have been eliminated in consolidation.  In 2003, we liquidated Sagent de Brazil and Sagent de Mexico.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Examples of such estimates include, but are not limited to, the accounting for litigation contingencies and the allowance for doubtful accounts, goodwill impairments, restructuring costs and related charges, and income taxes. In addition, we also analyze the collectibility of accounts receivable based on historical bad debt experience, customer credit-worthiness, the current business environment and historical experience with the customer and provide an allowance for doubtful accounts. The allowance includes specific reserves for accounts where collection is deemed to be no longer probable and a general reserve based on historical experience. Actual results could differ from those estimates.

Restricted Cash

Restricted cash as of September 30, 2003 consists of $100 held in escrow to fulfill terms of a contractual agreement which was paid out in October 2003.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk are comprised principally of cash and cash equivalents and trade accounts receivable. We invest excess cash through banks, primarily in highly liquid securities, and have investment policies and procedures that are reviewed periodically to minimize credit risk.

With respect to accounts receivable, we perform ongoing credit evaluations of our customers and generally do not require collateral. We maintain reserves for potential credit losses on customer accounts when deemed necessary. Actual credit losses to date have been within management’s expectations. At September 30, 2003 there is one customer, which accounted for 12% of accounts receivable. No customer accounted for more than 10% of accounts receivable at December 31, 2002. For the three and nine months ended September 30, 2003 or 2002, no customer accounted for more than 10% of revenue.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. Prior to January 2002, we amortized goodwill on a straight-line basis over its expected useful life ranging from one to five years.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances and written down when impaired, rather than being amortized as previous accounting standards required. We performed the goodwill impairment test as of December 31, 2002.

There was no impairment of goodwill recorded for the three and nine months ended September 30, 2003. For the three months ended September 30, 2002, we recorded $728 of goodwill impairment related to closing of the Brazil office. The total asset impairments of $1,001 presented in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2002 also included impairments of notes from shareholders.

Impairment of Long-Lived Assets

Long-lived assets and other identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, economic and industry trends, changes in our strategies in sales and marketing and research and development, changes in projected future operating results, changes in the mode of operations, the exit from facilities and significant declines in our stock price for an extended period time. When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators, impairment is measured based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

Revenue Recognition

We license software products directly to our customers and through channel partners such as independent software vendors, resellers and distributors. Independent software vendors generally integrate our products with their applications or resell them with their products. Our other channel partners, principally resellers and distributors, sell our software products to end user customers.

We derive revenue from license fees for software products and fees for services relating to the software products, including consulting, training, software and data updates and technical support.

We recognize revenue in accordance with Statement of Position 97-2, “Software Revenue Recognition” (SOP 97-2), as amended by SOP 98-4 and 98-9 and generally recognize revenue when all of the following criteria are met: 1) persuasive evidence of an arrangement exists, 2) delivery has occurred, 3) the fee is fixed or determinable, and 4) collectibility is probable. We define each of the four criteria above as follows:

Persuasive evidence of an arrangement exists—It is our customary practice to have a written contract, which is signed by both the customer and us, or a purchase order from those customers that have previously negotiated a standard end-user license arrangement or original equipment manufacturer (OEM) arrangement, prior to recognizing revenue on an arrangement.

Delivery has occurred—Our software may be either physically or electronically delivered to the customer. For those products that we deliver physically, our standard transfer terms are FOB shipping point. For an electronic delivery of software, delivery is considered to have occurred when the customer has been provided with the access codes that allow the customer to take immediate possession of the software. If undelivered products or services exist in an arrangement that are essential to the functionality of the delivered product, delivery is not considered to have occurred until these products or services are delivered.

The fee is fixed or determinable—The fee our customers pay for products is negotiated at the outset of an arrangement. Arrangement fees are generally due within six months or less. Arrangements with payment terms extending beyond these customary payments terms are considered neither to be fixed nor determinable, and revenue from such arrangements is recognized as payments become due and payable.

Collectibility is probable—Collectibility is assessed on a customer-by-customer basis. We assess collectibility based on a number of factors, including past transaction history with the customers and their credit worthiness. New customers are subjected to a credit review process, which evaluates the customer’s financial position and ultimately their ability to pay. We obtain and review credit reports from the third-party credit reporting agencies for new customers with which we are not familiar. If we determine that collection of a fee is not probable, we defer the fee and recognize revenue at the time collection becomes probable, which is generally upon receipt of cash. The determination regarding the probability of collection ultimately relies on management judgment. If changes in conditions cause management to determine that this criteria is not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized when the licenses are resold or utilized by the reseller and all related obligations on our part have been satisfied. However, if the contract stipulates a non-refundable royalty payment to be paid in advance of any resale, revenue is recognized upon execution of the contract, provided all other revenue recognition criteria have been met. We report the revenue generated through distributors on a gross basis only if we act as the principal in the transaction and assume the risks and rewards of ownership, such as the risk of loss for collection, delivery and returns. In these cases we reflect the distributors’ fees under sales and marketing expenses. If the above conditions do not exist, we record revenue based on the net amount retained (that is, the amount billed to the customer less the amount paid to the distributor.)

We allocate revenue on software arrangements involving multiple elements to the delivered element using the residual method. Our determination of fair value of the undelivered elements in multiple-element arrangements is based on vendor-specific objective evidence (VSOE). We sell our data and professional services separately, and have established VSOE of fair value on this basis. We have established VSOE of fair value for maintenance services for arrangements less than $1 million through selling such services separately. VSOE of fair value for maintenance services for arrangements greater than $1 million is determined based upon the customer’s contractual annual renewal rates. Accordingly, assuming all other revenue recognition criteria are met, revenue from licenses is recognized upon delivery using the residual method in accordance with SOP 98-9, and revenue from data, maintenance and professional services are recognized ratably over their respective terms.

We usually license software products on a perpetual basis. If vendor specific objective evidence does not exist for the undelivered elements of the arrangement, revenue is deferred until the earlier of a) when such evidence does exist for the undelivered elements, or b) when all elements are delivered.

Our customers may require consulting and implementation services which include evaluating their business needs, identifying the data sources necessary to meet these needs and installing the software solution in a manner that fulfills their needs. When licenses are sold together with consulting and implementation services, license fees are recognized upon shipment, provided that a) the above revenue recognition criteria are met, b) payment of the license fees is not dependent upon performance of the consulting services, c) the services do not include significant alterations to the features and functionality of the software and d) VSOE of services has been established as discussed above. To date, services have not been essential to the functionality of the software products for substantially all software agreements.

Maintenance contracts generally call for us to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and when it is determined that we have fulfilled our obligations resulting from the service contract.

Deferred Revenue

Deferred revenue represents amounts invoiced to customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.

Capitalized Software

Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, capitalized costs for our software development have not been material.

Stock-Based Compensation

We account for stock awards issued to employees in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees” as interpreted by FASB Interpretation No. 44 (“FIN 44”) “Accounting for Certain Transactions Involving Stock Compensation” and comply with the disclosure provisions of FASB Statement No. 123 (“SFAS 123”) “Accounting for Stock-Based Compensation”. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the award. Stock compensation is being amortized over the vesting period on a straight-line basis. In addition, we account for stock issued to non-employees in accordance with the provisions of SFAS 123. Pursuant to SFAS 123, stock-based compensation is accounted for at the fair value of the equity instruments issued, or at the fair value of the consideration received, whichever is more reliably measurable.

Had compensation cost for our stock-based compensation awards been determined using the fair value under SFAS 123 as calculated using the Black-Scholes option pricing model, our net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30

	2003	2002	2003	2002

Net loss—as reported	$(1,825)	$(9,116)	$(8,520)	$(19,393)
Add: stock-based compensation expense included in reported net loss, net of related tax effect	—	—	—	298
Deduct: total stock-based employee compensation expense determined under the fair value method for all awards, net of tax	(639)	(1,760)	(3,479)	(5,422)
Net loss—pro forma	$(2,464)	$(10,876)	$(11,999)	$(24,517)
Basic and diluted net loss per share:
As reported	$(0.04)	$(0.20)	$(0.18)	$(0.42)
Pro forma	$(0.05)	$(0.23)	$(0.26)	$(0.53)

There were no options granted to employees during the three months ended September 30, 2003 and 2.7 million options were granted during the nine months ended September 30, 2003.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. We record a valuation allowance to reduce the net tax asset to an amount for which realization is more likely than not. We have recorded a valuation allowance for substantially all of our deferred tax assets, except to the extent of deferred tax liabilities, as we are presently unable to conclude that it is more likely than not that net deferred tax assets will be realized.

Guarantees

We enter into standard indemnification provisions within our software license agreements with our customers and technology partners. Pursuant to these provisions, we typically indemnify, defend and hold harmless the indemnified party for losses suffered or incurred by the indemnified party in connection with any U.S. patent, copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification provisions is generally perpetual any time after execution of the license agreement. The maximum potential amount of future payments that we could be required to make under these indemnification provisions is unlimited. We have, in the past, incurred costs to defend intellectual property lawsuits.

We generally warrant that our software products will perform in all material respects in accordance with our standard published specifications. Historically, costs related to this warranty have not been significant.

We have agreements in place with our directors and officers whereby we indemnify them for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a director and officer insurance policy, which may enable us to recover a portion of any future amounts paid.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding, net of shares subject to repurchase during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares related to options and warrants were not included in the computation of diluted net loss per share because the effect would be anti-dilutive.

NOTE 2.    COMPREHENSIVE LOSS

Comprehensive income (loss) is the total of net income (loss) and all other revenue, expenses, gains and losses recorded directly in equity. Sagent’s “other comprehensive loss” consists of foreign currency translation adjustments. There was no significant tax effect on the components of other comprehensive loss for the three and nine months ended September 30, 2003 and 2002.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Net loss	$(1,825)	$(9,116)	$(8,520)	$(19,393)
Other comprehensive loss:
Foreign currency translation adjustment	(28)	(232)	(73)	(622)

Comprehensive loss	$(1,853)	$(9,348)	$(8,593)	$(20,015)

NOTE 3.    OTHER CURRENT ASSETS

Other current assets consists of:

	September 30, 2003	December 31, 2002

Prepaid licenses	$161	$296
Deferred charges	—	669
Other	696	1,237

Total	$857	$2,202

Included in prepaid licenses are licensed technologies purchased from third parties, which are integrated into our products prior to deployment. These licensed technologies are being amortized ratably to cost of revenue over the term of the license, generally for a period of two to five years on either a per unit or straight-line basis.

The deferred charges of $669 as of December 31, 2002 related to closing costs and legal fees incurred in connection with short-term debt financing. For the three months ended March 31, 2003, we recognized $669 of interest expense resulting from the change in the nature of this short-term debt (see Note 6 for details), which is included in interest income (expense), net in the unaudited condensed consolidated statements of operations.

NOTE 4.    GOODWILL

Goodwill is comprised of the following:

	September 30, 2003	December 31, 2002

Goodwill:
Sagent UK	$1,746	$1,746
Sagent France SA	645	645
Sagent GmbH	1,787	1,787
Sagent Asia/Pacific Pte. Ltd	2,455	2,389
Sagent Benelux	151	151

Total	$6,784	$6,718

On March 17, 2003 our Board approved the acquisition of the remaining 47% interest in Sagent Asia/Pacific Pte. Ltd. for a total purchase price of $300 plus the forgiveness of amounts owed by the minority interest holder. The transaction was completed on April 1, 2003, and resulted in an additional $66 of goodwill.

NOTE 5.     ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	September 30, 2003	December 31, 2002

Employee compensation and benefits	$2,512	$2,472
Sales and marketing	1,102	1,186
Sales taxes	185	421
Software royalties	348	1,162
Restructuring and related charges (Note 8)	134	607
Other	1,034	540

Total	$5,315	$6,388

Included in employee compensation and benefits is $1.2 million in accrued compensation for executives based upon change of control provisions under the terms of their employment contracts.

NOTE 6.     SHORT-TERM DEBT

On April 15, 2003, we entered into an Asset Purchase Agreement with Group 1 Software, Inc. (Nasdaq: GSOF). Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 will pay us up to $17 million, in exchange for substantially all of our assets, including all intellectual property, accounts receivable, cash on hand, certain contracts, property & equipment and other designated assets, and the assumption of specified liabilities. The purchase price of $17 million is payable through the cancellation of the secured bridge loans referred to below, with the remainder to be paid in cash. The purchase price of $17 million may be reduced, based on changes in the value of the acquired assets and assumed liabilities prior to the closing.  On May 7, 2003, Group 1’s board of directors approved the Asset Purchase Agreement.

Concurrent with the signing of the Asset Purchase Agreement, Group 1 provided us with $5 million in bridge financing, secured by all of our assets (“Bridge Loan”).  Of that amount, approximately $3.1 million was used to pay all amounts owed to CDC Software Corporation under a settlement agreement. Under the terms of the bridge financing, Group 1 agreed to lend us an additional $2 million after the Asset Purchase Agreement was approved by Group 1’s board of directors.

On April 15, 2003, Sagent and Group 1 closed on the first $5 million of the total bridge loan financing. The net proceeds to us from the $5 million loan, after settlement of $3.1 million to CDC, were approximately $1.9 million. On May 16, 2003, Sagent and Group 1 closed on the remaining $2 million of the total bridge loan financing and we received net proceeds of $2 million. The loan bears interest of 12% per annum. The principal amount of the loan was initially due and payable on July 31, 2003.

On July 31, 2003, Group 1 agreed to extend the due date of the existing loan to Sagent from July 31, 2003 to September 30, 2003 and to increase the borrowing limit of the loan from $7 million to $9 million.  No additional advances were taken against the additional borrowing limit.

For the three and nine months ended September 30, 2003, we incurred interest expense of  $213 and $3,010, respectively, which is included in interest income (expense), net in the unaudited condensed consolidated statements of operations. The $213 interest expense related to the bridge loan financing with Group 1. The $3,010 interest expense related to the bridge loan financing with Group 1 and the secured loan with CDC, the accretion of the loan discount attributable to the fair value of the related warrants and the amortization of deferred debt-offering charges under the secured loan with CDC.

NOTE 7.    LITIGATION

From time to time, we have been subject to litigation including the pending litigation described below. Because of the uncertainties related to both the amount and range of loss on the pending litigation, in most cases management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess its potential liability and revise our estimates. Pending or future litigation could be costly, could cause the diversion of management’s attention and could upon resolution, have a material adverse affect on our business, result of operations, financial condition and cash flow.

In addition, we are engaged in certain legal and administrative proceedings incidental to our normal business activities and believe that these matters will not have a material adverse effect on our financial position, result of operations or cash flow.

From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court for the Northern District of California on behalf of purchasers of our common stock between October 21, 1999 and April 18, 2000. The parties have settled the lawsuit. Our $5.5 million contribution to the settlement was funded by our directors’ and officers’ insurance carriers. On April 28, 2003, the Court approved the settlement and issued a final judgment and order of dismissal with prejudice as to all parties.

On November 17, 2000, a derivative lawsuit was filed by a purported Company shareholder in the Superior Court of California for the County of San Mateo (the “Fanucci Complaint”). On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara (the “Hu Complaint”). The parties have settled those lawsuits.  As part of the settlements, we agreed to adopt certain corporate governance provisions and to pay $200 in attorneys’ fees and expenses to derivative plaintiffs’ counsel; the payment was funded by our director’s and officers’ insurance carrier. The Superior Court issued a final order approving the settlements and dismissing the case with prejudice on August 5, 2003.

In October 2001, infoUSA, Inc. filed a complaint against us in the District Court of Douglas County, Nebraska, seeking amounts infoUSA claims are owed under a license agreement between Sagent and infoUSA. The parties entered into a Settlement and Mutual Release Agreement effective January 20, 2003. The Settlement Agreement called for us to pay $700 to infoUSA in full settlement of all claims, at which time the lawsuit will be dismissed. As of September 30, 2003, the remaining payout of $138 was included in accounts payable in the condensed consolidated financial statements. In accordance with the agreement, we paid $150 in January 2003, $137 in April, June and September 2003, respectively, and the remaining $138 will be paid in the fourth quarter of 2003.

In November and December 2001, several class action lawsuits were filed in the United States District Court for the Northern District of California on behalf of purchasers of our stock between May 11, 2001 and November 28, 2001. The complaints alleged that we and certain of our officers and directors violated the Securities Exchange Act of 1934 in connection with our restatement of our condensed consolidated financial statements for the first and second quarters of 2001, resulting from a fraud scheme perpetrated on us by a former employee who falsely claimed to have made sales of our products to the federal government. A consolidated complaint was filed in April 2002, and on September 11, 2002, the court dismissed the complaint with leave to amend. Thereafter, on October 16, 2002, the plaintiffs filed a notice of their intent to stand on the complaint, without further amendment. On July 18, 2003, upon the defendants’ unopposed motion, the Court issued a judgment on the merits against plaintiffs, and in favor of the Company and the officer defendants.

Beginning in February 2002, three derivative lawsuits were filed by purported Company shareholders in the United States District Court for the Northern District of California. The complaints name certain of our present and former officers and directors as defendants. The complaints allege that the defendants breached their fiduciary duties to us through the dissemination of allegedly misleading and inaccurate information. The plaintiffs filed a consolidated complaint on August 26, 2002. The defendants moved to dismiss that complaint on October 10, 2002. On August 15, 2003, the Court dismissed the complaints with leave to amend and denied motions to stay the actions without prejudice.   The parties have since stipulated to dismiss all of the complaints.

Following its investigation of the circumstances that lead the restatement of our financial statements for the first and second quarters of 2001, and the revision of our condensed consolidated financial statements for the third quarter of 2001; we entered the Department of Defense’s (“DOD”) Voluntary Disclosure Program. On June 7, 2002, we filed with the DOD a report of our investigation which revealed that a single non-officer employee was solely responsible for submitting false documents to us which purportedly showed that we had entered into contracts with the federal government, and that we had unwittingly submitted requests for payment to U.S. government agencies not knowing that the employee had fabricated those contracts in order to defraud us of various payments and benefits including commission payments.

In March 2002, we filed suit against MICROS Systems, Inc. (“MICROS”) in Santa Clara County California alleging that MICROS had breached a contract to purchase from us certain software and a related service agreement. On August 5, 2003, the US District Court for the State of Maryland granted Sagent’s motion for summary judgment in the amount of $112 plus pre-judgment interest in the amount of $11.  We received $123 in September 2003.

In early 2000, we entered into a software license agreement with Mountain Energy Corporation (“MEC”). MEC filed for bankruptcy in October 2000. Subsequently, the MEC bankruptcy trustee filed a complaint against us to avoid and recover certain preferential transfers. The parties entered into a Settlement Agreement and Release Agreement effective October 29, 2003.  The Settlement Agreement calls for us to pay $325 in full settlement of all claims, payable within 10 days after the Court approves the claim as final and non-appealable at which time the Complaint shall be dismissed with prejudice.  As of September 30, 2003, the $325 was included in accrued liabilities in the unaudited condensed consolidated financial statements.

     In late 1999, we entered into a software license agreement with Convergent Communications Services, Inc. (“CCS”). CCS filed for bankruptcy in April 19, 2001. Subsequently, the CCS bankruptcy trustee filed a complaint against us to avoid and recover certain preferential transfers. The parties entered into a Settlement Agreement effective October 28, 2003.  The Settlement Agreement calls for us to pay $50 in full settlement of all claims.  The $50 was paid on October 28, 2003.  The parties signed and filed with the court a Stipulated

Motion to Dismiss the Adversary Proceeding with Prejudice on November 14, 2003. As of September 30, 2003, the $50 was included in accrued liabilities in the unaudited condensed consolidated financial statements.

NOTE 8.    RESTRUCTURING COSTS

During the second quarter of 2002, we implemented a restructuring plan, which was executed during the remainder of 2002. The major element of the restructuring plan was to terminate certain employees; as a result, we had a reduction in force of approximately 36% or 94 employees. The reductions came from all areas of our Company, and the terminations were substantially completed by December 31, 2002. Our Chief Executive Officer and President, our Executive Vice President—Sales, and Chief Marketing Officer stepped down as part of this restructuring. Further, we decided to proceed with closing several domestic sales offices and international sales offices in Brazil, Mexico and the Netherlands. We also discontinued our marketing services business due to changes in our strategy. The purpose of the restructuring was to bring operating expenses in line with net revenues with the goal of achieving cash flow breakeven in the near future and strategically focusing our Company on its core business. The restructuring was substantially completed during 2002.

As of September 30, 2003, the remaining restructuring accrual is summarized as follow:

	Severance	Lease Termination Costs	Total

Accrual balance as of December 31, 2002	$301	$306	$607
Cash paid through September 30, 2003	(153)	(172)	(325)
Non-cash charges applied in 2003	(143)	0	(143)
Non-cash credit in 2003	(5)	0	(5)

Accrual balance at September 30, 2003	$0	$134	$134

Non-cash charges of $143 represented the application of the remaining unpaid severance benefit of a former Chief Executive Officer against his loan balance in accordance with his separation agreement made in August of 2002. We expect to pay the remaining accrual balance, primary related to the vacated leases within the next two quarters.

NOTE 9.    RELATED PARTY TRANSACTIONS

Agreements and Arrangement with Former Executive Officers

Prior to August 2000, the Company made loans to certain executive officers of the Company, either in connection with their employment or for the exercise of stock options.  These loans had previously been written down to amounts deemed to be realizable. During the third quarter of 2003 we collected $50 and recorded a gain for the same amount which is reflected in general and administrative expenses for the period ended September 30, 2003.  During the nine months ended September 30, 2003 we collected $1,485 and recorded a gain of $612, which is reflected under general and administrative expenses in the unaudited condensed consolidated statements of operations.

NOTE 10.    SUBSEQUENT EVENT

On April 15, 2003, we entered into an Asset Purchase Agreement with Group 1 Software, Inc. Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 would pay us up to $17 million, in exchange for substantially all of our assets, including all intellectual property, accounts receivable, cash on hand, certain contracts, property & equipment and other designated assets, and the assumption of specified liabilities; in addition Group 1 also acquired certain subsidiaries, namely Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK and Sagent Asia/Pacific Pte Ltd.

On October 1, 2003, the asset sale contemplated by the Asset Purchase Agreement was consummated. The Company received $13 million of the purchase price in the form of $5.6 million in cash and the assumption of $7.4 million in secured loans and accrued interest payable to Group 1 under the bridge loan. At closing, Group 1 retained $4.0 million of the purchase price to secure our indemnification obligations under the Asset Purchase Agreement.  The final consideration is subject to adjustment based upon the finalization of Sagent’s balance sheet as of the closing date.  Under the terms of the Asset Purchase Agreement, Sagent retained approximate $1.5 million in cash, certain other assets and liabilities for outstanding litigation and approximately $1.2 million of accrued compensation payable to key officers.

Most employees of the Company resigned and accepted employment with Group 1.

We have agreed to indemnify Group 1 for a period of 120 days from the closing date; we will then file a certificate of dissolution with the Delaware Secretary of State to dissolve Sagent as a legal entity, complete the liquidation of our remaining assets, make provisions to satisfy our remaining obligations, and make distributions to our stockholders with the remaining available funds, if any.  We expect to complete the liquidation and make an initial distribution prior to the end of the first quarter of calendar 2004.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Group 1 Software, Inc.

	By:	/s/ MARK D. FUNSTON

	Name:	Mark D. Funston
	Title:	Chief Financial Officer
Date: December 15, 2003